Exhibit 10.1
July 31, 2024
Keith L. Belknap
Executive Vice President, General Counsel and Corporate Secretary
Beazer Homes USA, Inc.
2002 Summit Boulevard
15th Floor
Atlanta, Georgia 303019
Re:    Retirement and Transition Services
Dear Keith:
As we have discussed, the purpose of this Letter Agreement (this “Letter Agreement”) is to set forth our mutual agreement regarding the terms and conditions of your retirement from Beazer Homes USA, Inc. (“Beazer” and, together with its subsidiaries and related entities, the “Company”). Please review this Letter Agreement carefully and, if you are in agreement with the terms contained herein, please sign and return it to me.
1.    Retirement and Transition Services.
(a)    In anticipation of your scheduled retirement, you will resign from all offices of the Company (including, but not limited to, your current position as Executive Vice President, General Counsel and Corporate Secretary of Beazer), effective as of July 31, 2024. Your employment with the Company, however, will continue until the close of business on September 30, 2024 (the “Retirement Date”), on which date you will retire and your employment will terminate.
(b)    From August 1, 2024 until the Retirement Date, you will work exclusively from home and not report to work at any office of the Company; during this time, you will provide coaching, consulting and assistance in respect of the onboarding of your replacement; assistance in regulatory or litigation matters involving the Company in which you were involved previously; and assistance with the orderly transition of your duties and responsibilities on general business matters. For the avoidance of doubt, from August 1, 2024 until the Retirement Date, you will not be considered an officer of the Company and, therefore, will have no control, operational, oversight or other policy-making functions.
(c)    From October 1, 2024 through December 31, 2024 (the “Transition Services Period”), you will provide such transition services as may be reasonably requested by Beazer from time to time (the “Transition Services”). During the Transition Services Period, you will be providing the Transition Services as an independent contractor and not as an employee of the Company and your provision of such Transition Services will not be construed to create any

Keith L. Belknap
July 31, 2024

association, partnership, joint venture, employment or agency relationship between you and the Company for any purpose.
(d)    Notwithstanding any other provision of this Letter Agreement, you will experience a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of your Retirement Date. In no event will the Transition Services you are to provide after your Retirement Date be more than 20 percent of the average level of bona fide services you performed over the immediately preceding 36-month period. Beazer acknowledges that you have complied with all notice obligations in connection with your Retirement, and Beazer waives any further rights to notice of your Retirement.
(e)    The Company agrees that any public disclosure, including but not limited to any filings required by the Securities and Exchange Commission rules or regulations, of your retirement from the Company shall be reviewed and commented on by you prior to any such disclosure, and the Company agrees to cooperate in good faith to make any such public disclosure reasonably acceptable to you.
2.    Retirement Vesting, Compensation and Transition Services Fee.
(a)    Schedule 1 attached hereto correctly sets forth all of your rights and interests, including the vested amounts, in the restricted stock, performance share awards and performance cash awards previously granted to you under Beazer’s incentive plans that remain outstanding as of the date hereof. Such awards will be administered in accordance with their respective plan and award documents and consistent with the termination of your employment by “Retirement” under your applicable award agreements and Section 8(e) of your Severance and Change-in-Control Agreement, dated as of September 18, 2018 (the “Severance Agreement”) and the continuance of your employment as a full-time employee in good standing through the Retirement Date. Accordingly, you will be entitled to the pro rata vesting of your outstanding restricted stock awards, performance share awards and performance cash awards, as further described on Schedule 1 attached hereto.
(b)    From the date hereof through your Retirement Date, and despite your resignation from the offices described above, you will continue to receive your current base salary of $592,250 per annum, payable in accordance with Beazer’s regular payroll practices (no less frequently than monthly), less all applicable withholdings and deductions, and you will receive your full short-term incentive plan annual payout for the fiscal year ending September 30, 2024, which will be subject to the same terms and conditions as if you had remained employed through the date of payment (which is anticipated to be on or about November 20, 2024) and will be paid to you in the ordinary course at such time as paid to similarly situated executives. Your participation in the Company’s retirement, health and welfare and other employee benefit plans will continue

Keith L. Belknap
July 31, 2024

through the Retirement Date in accordance with the terms of such plans, consistent with similarly-situated executives of the Company. Your active participation in the Company’s retirement, health and welfare and other employee benefit plans will terminate on the Retirement Date in accordance with the terms of such plans.
(c)    During the Transition Services Period and subject to your compliance with the terms of this Letter Agreement, you will be paid a fee for the Transition Services at the rate of $8,500 per month (the “Transition Services Fee”), which will be payable in a single lump sum of $25,500 within 30 days after the Retirement Date, subject to: (i) the Reaffirmation described below having become fully executed and nonrevocable and (ii) you having delivered to the Company a properly executed Form W-9.
(d)    In addition to the foregoing, you will receive (i) any unpaid base salary through the Retirement Date and reimbursement of business expenses as provided in Section 3(e) of the Severance Agreement (together, the “Accrued Obligations”), within 30 days after the Retirement Date; (ii) any vested rights you are owed under any equity awards or agreements to the extent provided for in accordance with the terms of such awards or agreements and this Letter Agreement; and (iii) any vested accrued benefits you are entitled to receive under any of the Company’s retirement, health and welfare and other employee benefit plans in which you participated before the Retirement Date, including without limitation the Company’s Deferred Compensation Plan, in accordance with the terms of such plans. All amounts credited to your Company contribution account in the Company’s Deferred Compensation Plan through your Retirement Date will be fully vested as of your Retirement Date.
(e)    Additionally, Beazer will reimburse you for the attorney fees you incurred in connection with the negotiation and execution of this Letter Agreement, up to $15,000.00 in total, within 30 days after the execution of this Letter Agreement, which fees will be reported on Form 1099.
(f)    The Parties agree and acknowledge that the Rule 10b5-1 trading plan adopted on February 5, 2024 on your behalf will remain in effect after the date hereof and notwithstanding any provision of this Letter Agreement, the Release or the Reaffirmation.
3.    Representations and Warranties.
(a)You represent and warrant that: (i) you have carefully read, and fully understand, all of the terms contained in this Letter Agreement; (ii) you have been advised by Beazer to consult with an attorney prior to executing this Letter Agreement; (iii) the waiver of your rights and release of your claims as set forth in the Separation, Waiver and Release Agreement attached hereto as Exhibit A (the “Release Agreement”) and the Reaffirmation attached hereto as Exhibit B (the “Reaffirmation”) is knowing and voluntary; and (iv) you are not relying on any

Keith L. Belknap
July 31, 2024

representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Letter Agreement, other than those set forth in this Letter Agreement.
(b)You represent and warrant that you have been paid all compensation, wages and employment-related entitlements in any and all jurisdictions earned and payable to you by the Company prior to the date of this Letter Agreement. For the avoidance of doubt, such compensation and wages include wages, holiday pay, bonuses, allowances, accrued but unpaid sick/vacation pay, notice, severance, and any other amounts to which you are statutorily or otherwise entitled to be paid prior to the date of this Letter Agreement. You further acknowledge and agree that you will not receive any further compensation, long-term or short-term incentives or benefits other than what is specifically set forth in Section 2.
(c)You represent and warrant that you do not know or have reason to know of any unreported compliance concerns or other unreported concerns related to or claims against the Company (as such term is defined in the Release Agreement). You further affirm that: (i) no one has interfered with your ability to report possible violations of any law, regulation, or order imposed by any government agency, or any policies applicable to the Company (including, but not limited to, The Company’s Code of Conduct and Ethics) and (ii) it is the Company’s policy to encourage such reporting.
(d)You represent and warrant that the payments and benefits described in Section 2 constitute good, valuable and sufficient consideration for the waiver of your rights and release of your claims as set forth in the Release Agreement and the Reaffirmation.
4.    General Release. Notwithstanding anything contained in this Letter Agreement to the contrary, Beazer’s obligations hereunder are subject to the satisfaction of the following conditions: (a) you execute and deliver to Beazer, no later than 21 calendar days after the date of execution of this Letter Agreement, the Release Agreement; (b) you do not revoke the Release Agreement within seven calendar days after its execution; and (c) you sign and do not revoke within seven calendar days after its execution the Reaffirmation.
5.    Return of Property. No later than September 30, 2024, you agree to return to the Company all equipment and property belonging to the Company, including but not limited to, all reports, memoranda, records, computerized information, memory devices, phones, keys, employee ID, manuals, and other property which you prepared and/or received in connection with your employment by the Company and which are currently in your possession, care, custody, or control. You agree not to retain any copies, duplicates, or portions of such Company documents or information. Notwithstanding the foregoing, however, the Company shall allow you to retain and own the Company computer equipment in your possession, including any desktops, laptops, monitors, printers and related equipment, your Company phone and the associated phone number; provided, however, that the Company may, prior to your taking ownership of such computer

Keith L. Belknap
July 31, 2024

equipment remove and delete all information that the Company deems to be proprietary, confidential, or otherwise belonging to the Company.
6.    Indemnification; D&O Insurance. You shall continue to be indemnified for acts and omissions occurring on or prior to the Retirement Date to the fullest extent permitted under applicable law and pursuant to the corporate governance documents of the Company in accordance with their terms as in effect from time to time and as applied to then active executive officers of the Company. The Company agrees that, for purposes of this Section 6, it shall interpret and/or apply any provision of applicable law relating to indemnification (including advancement of expenses) with respect to you in a manner consistent with how such provisions are interpreted and applied by the Company to the then active executive officers of Beazer. In addition, you shall be covered under the Company’s directors’ and officers’ liability insurance policies in effect on the Retirement Date or, if better, as in effect for then active executive officers of the Company, to the extent such policies cover the acts and omissions of former officers acting in their capacities as such while employed by the Company. In addition to the foregoing, and notwithstanding any other provision of this Letter Agreement, the Indemnity Agreement between Beazer and you dated as of January 8, 2018 (the “Indemnity Agreement”) shall remain in effect, notwithstanding the termination of your employment and your resignation as an officer of the Company, for the duration set forth in Section 18 of the Indemnity Agreement.
7.    Governing Law. This Letter Agreement will be construed in accordance with the laws of the State of Georgia without regard to choice or conflict of law principles. The language of all parts of this Letter Agreement will be construed as a whole, according to its fair meaning, and not strictly for or against either party.
8.    Dispute Resolution; No Right to Offset; No Mitigation. Any disputes, claims or controversies arising under, out of, or in connection with this Letter Agreement (including, without limitation, whether any such disputes, claims or controversies have been brought in bad faith) shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the commercial arbitration rules of the American Arbitration Association then in effect; provided, however, that Beazer may invoke the American Arbitration Association’s Optional Rules for Emergency Measures of Protection. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding any other provision of this Letter Agreement, the Release or the Reaffirmation, the Company may not reduce the amount of any benefit or payment otherwise payable to you or on your behalf by the amount of any obligation that you may have to the Company that is or becomes due and payable, and nothing herein shall be construed as your consent to any right of offset. You are not required to mitigate the amount of any payment or benefit provided for in this Letter Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Letter Agreement be reduced by any

Keith L. Belknap
July 31, 2024

compensation you earn as the result of employment by another employer, by retirement benefits after the date of termination or otherwise.
9.    No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Letter Agreement.
10.    Assignment. Your rights and benefits under this Letter Agreement are personal to you and therefore (a) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This Letter Agreement shall inure to the benefit of and be binding upon Beazer and its successors and assigns.
11.    Severability. The invalidity or unenforceability of any provision of this Letter Agreement shall not affect the validity or enforceability of any other provision of this Letter Agreement.
12.    No Liability. Nothing contained in this Letter Agreement, and no action by either party in contemplation of or pursuant to this Letter Agreement, shall be construed as an admission of liability or wrongdoing by either party.
13.    Notices. Except as set forth in the Release Agreement, all notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when given by e-mail transmission, and shall be addressed to you at your last known address on the books of the Company or, in the case of Beazer, at Beazer’s principal place of business, Attention: Chief Human Resources Officer, or to such other address as either party may specify by notice to the other actually received.
14.    Amendment; Waiver. This Letter Agreement may not be amended except by mutual written agreement of you and an officer of Beazer expressly authorized to enter into such amendment by the Board of Directors of Beazer. No waiver by any party to this Letter Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. To be effective, any waiver must be in writing and signed by the party against whom it is being enforced.
15.    Headings. All sections, captions or titles in this Letter Agreement are inserted for convenience of reference only and shall not affect or be utilized in construing or interpreting this Letter Agreement.
16.    Construction. You and Beazer agree that the parties have participated jointly in the negotiation and drafting of this Letter Agreement. In the event an ambiguity or question of intent

Keith L. Belknap
July 31, 2024

or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by you and Beazer, and no presumption or burden of proof shall arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Letter Agreement.
17.    Entire Agreement. This Letter Agreement, together with the Release Agreement, the Reaffirmation, and Schedule 1 attached hereto, sets forth the entire agreement between you and the Company pertaining to the subject matter hereof. This Letter Agreement supersedes all prior obligations and commitments to provide severance, separation pay, change-in-control pay or enhanced retirement-based vesting between you and the Company, including those contained in the Severance Agreement. For the avoidance of doubt, and notwithstanding any other provision in this Letter Agreement, the Release or the Reaffirmation, this Letter Agreement does not (i) abrogate, limit, supersede or otherwise impair any of the Company’s rights under Sections 4, 5, 6 and 9 of the Severance Agreement, any confidentiality or trade secrets agreement of which you are a party with the Company or any Company clawback policies applicable to you during your employment or (ii) abrogate, limit, supersede or otherwise impair any of your rights under the Indemnity Agreement or otherwise under Section 6 above.
18.    Counterparts. This Letter Agreement may be executed electronically and, in several counterparts, including by fax or PDF, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
[Signature Page Follows]

Keith L. Belknap
July 31, 2024

Sincerely,
BEAZER HOMES USA, INC.
/s/ Allan P. Merrill
Allan P. Merrill
President and Chief Executive Officer
AGREED TO:
/s/ Keith L. Belknap
Keith L. Belknap
Date: 7/31/2024

[Signature Page to Keith L. Belknap Letter Agreement]

SCHEDULE 1
Summary of Equity Awards

Grant	Type	Granted	Previously Vested	Outstanding as of 09/30/2024	Proration Factor Thru 09/30/2024	Total Number of Months in Award	Pro-rated Amount Vested Upon Retirement
11/12/2021 2014 LTIP RSA[1]	Restricted Stock Award	18,399	12,266	6,133	34	36	5,110
11/14/2022 2014 LTIP RSA[1]	Restricted Stock Award	28,447	9,482	18,965	22	36	7,902
11/20/2023 2014 LTIP RSA[1]	Restricted Stock Award	8,631	-	8,631	10	36	2,397
11/12/2021 2014 LTIP PRSA[2]	Performance Restricted Award	15,673	-	15,673	34	36	14,802
11/14/2022 2014 LTIP PRSA[2]	Performance Restricted Award	25,846	-	25,846	22	36	15,794
11/20/2023 2014 LTIP PRSA[2]	Performance Restricted Award	8,330	-	8,330	10	36	2,313
11/12/2021 Financial Performance Cash[3]	Cash @ Target	$335,417	-	$335,417	34	36	$316,782
11/14/2022 Financial Performance Cash[3]	Cash @ Target	$414,575	-	$414,575	22	36	$253,351
11/20/2023 Financial Performance Cash[3]	Cash @ Target	$296,125	-	$296,125	10	36	$82,256
1.Restricted Share Awards will vest on the Retirement Date (September 30, 2024) in accordance with Sections 8(e)(i) of the Severance Agreement and will become transferrable as soon as administratively practicable thereafter.
2.Performance Restricted Share Awards will be settled at the end of the applicable performance period based upon Beazer’s performance for such performance period, in accordance with Section 8(e)(ii) of the Severance Agreement. Accordingly, the actual number of shares may be more or less depending on Beazer’s actual performance.
3.Performance Cash Awards will be paid at the end of the applicable performance period based upon Beazer’s performance for such performance period, in accordance with Section 8(e)(ii) of the Severance Agreement. Accordingly, the actual payment may be more or less depending on Beazer’s actual performance.

EXHIBIT A
SEPARATION, WAIVER AND RELEASE AGREEMENT
This Separation, Waiver and Release Agreement (this “Agreement”) by and between Beazer Homes USA, Inc. (the “Company”) and Keith L. Belknap (“You” or “Your” and, collectively with the Company, the “Parties”) is entered into and effective as of July 31, 2024 (the “Effective Date”). The Company executes this Agreement for itself and on behalf of its subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, noteholders, lenders, members, managers, employees, agents, other representatives and any employee benefits plans and any fiduciary of those plans (the “Company Group”) and for purposes of Sections 3, 4, 5, 6, 7 and 8 of this Agreement, “Company” will mean the Company and the Company Group.
1.Retirement Date and Transition. The Parties agree that Your employment with the Company will terminate, effective as of September 30, 2024 on account of your Retirement (the “Retirement Date”). From August 1, 2024 until September 30, 2024, you will work exclusively from home and not report to work at any office of the Company. As of July 31, 2024, You may no longer act as an agent on behalf of the Company, You are relieved of all further duties and responsibilities as of an officer of the Company, and You are no longer authorized to transact business or incur any obligations or liabilities on behalf of the Company.
2.Compliance Terms. Your compliance with the terms of this Agreement and that certain Letter Agreement with the Company, dated as of July_, 2024 (the “Letter Agreement”), which is fully incorporated herein by this reference, is a condition precedent to Your rights to the compensation and benefits set forth in the Letter Agreement.
3.Release. In exchange for the consideration set forth in this Agreement and the Letter Agreement, except as otherwise set forth below, You release, waive and discharge the Company from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the termination of Your employment, claims arising out of any separation or severance pay or benefits agreement with the Company, claims arising out of the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims arising under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act (GEPA), the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code (GEEPDC), and the Georgia Discriminatory Wage Practices Based on Sex Act, all including any amendments and their respective implementing regulations, claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law.
You acknowledge and agree that You will execute any additional documentation or instruments as may be reasonably requested by the Company to confirm or effectuate this Agreement.
4.Representations and Warranties. You represent and warrant that You are not entitled to any additional payment or benefits, including, but not limited to, any equity interests, from the Company, except as set forth in this Agreement and the Letter Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination or to waive such claims. You acknowledge and represent that You: (i) have been fully paid (including, but not limited to, any overtime, bonuses, or commissions, to which You are entitled, if any) through the date you sign this Agreement, and (ii) do not claim that the Company violated or denied Your rights under the Fair Labor Standards Act.
Notwithstanding the foregoing, the release of claims set forth above does not waive (A) Your right to receive benefits under the Company’s 401(k) or pension plans, if any, that either (a) have accrued or vested prior to the Retirement Date, or (b) are intended, under the terms of such plans, to survive Your separation from the Company, including without limitation Your rights under the Company’s Deferred Compensation Plan; (B) Your rights to receive or continue benefits, if any, under the terms of any Company welfare plans in which you participated prior to the Retirement Date; (C) Your rights under this Agreement or the Letter Agreement, (D) Your rights to indemnity under the Letter Agreement, the Indemnity Agreement or any of the Company’s directors’ and officers’ liability insurance policies, or (E) Your rights with respect to workers compensation or unemployment benefits. You acknowledge and agree that You are otherwise waiving all rights to sue or obtain equitable, remedial or punitive relief from the Company of any kind whatsoever concerning any claims subject to this release of claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. You expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. You understand the significance of Your release of unknown claims and Your waiver of statutory protection against a release of unknown claims. Notwithstanding the foregoing, You further acknowledge that You are not waiving and are not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that You hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (with the exception of any right to receive a whistleblower award for information provided to a government agency). Furthermore, nothing in this Agreement shall interfere with or impede Your right and ability to volunteer information to any federal, state or local government agency or governmental entity in connection with the lawful exercise of such agency’s or entity’s authority, or to discuss or disclose to anyone the details of any acts that constitute sexual assault, sexual harassment, or sex discrimination. Furthermore, nothing in this Agreement shall (x) prohibit You from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by anyone of any such report.
You further acknowledge and agree that, as of the day You sign this Agreement, You have fully disclosed to the Company any and all information of which you are aware which could give rise to claims against the Company. You are not aware of any conduct or action by the Company which would be in violation of any federal, state, or local law.
In exchange for Your waiver and release of claims against the Company, the Company expressly waives and releases You from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day the Parties execute this Agreement that may be waived and released by law with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after the Parties’ execution of the Agreement; and (ii) Your breach of any terms and conditions of the Agreement.
5.No Admission of Liability. This Agreement is not an admission of liability by You or the Company. You and the Company are entering into this Agreement to reach a mutual agreement concerning Your transition and separation from the Company.
6.Non-Disparagement. Subject to Section 8 of this Agreement, You agree that You have not (including during the time period while this Agreement was under consideration) and will not say, write, communicate, or publish in any manner or make statements to customers and suppliers of the Company, other members of the public, or any person or entity that are in any way disparaging, derogatory or negative towards the Company, the Company’s products or services, or the Company’s representatives or employees or that in any way adversely affects or otherwise maligns the business or reputation of the Company, the Company’s products or services, or the Company’s representatives or employees regardless of the truth or falsity of the information.  You further understand that the covenant of non-disparagement contained in this Section 6 is a material inducement for the Company to enter into this Agreement and the

Letter Agreement and that a breach of this Section 6 will be considered a material breach of this Agreement and the Letter Agreement.
7.Confidentiality. Subject to Section 8 of this Agreement, You acknowledge and agree to the following terms in this Section 7. Neither You nor anyone acting on Your behalf has made or will make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, social networking site, “blog,” or “chat room,” business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to promptly notify the Company’s Chief Human Resources Officer in writing if not prohibited by law to do so. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You will inform such person or entity (a) of this confidentiality provision, and (b) maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.
8.Permitted Disclosures. Nothing contained in this Agreement limits Your ability to file a charge or complaint with the EEOC, the Securities and Exchange Commission, or any other federal, state, or local governmental or law enforcement agency or commission, or prevents You from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Your ability to communicate with Your attorney or law enforcement or any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.
9.Cooperation. Except as otherwise required by law, You acknowledge and agree that You will use reasonable efforts to cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which You, by virtue of Your employment with the Company, has relevant knowledge or information. The Company will pay or reimburse you for any expenses you incur in connection with that cooperation, with any reimbursement being made no later than 30 days after You incur the relevant expenses. The Company will endeavor to schedule that cooperation with reasonable advance notice and so as to cause minimal disruption in Your work and personal life.
10.Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Georgia will govern this Agreement. If Georgia’s conflict of law rules would apply another state’s laws, the Parties agree that Georgia law will still govern. The Parties consent to the personal jurisdiction of the courts in Georgia and waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.
11.Counterparts. The Parties acknowledge and agree that this Agreement may be executed electronically and, in several counterparts, including by fax or PDF, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
12.Successors; Third Party Beneficiaries. This Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns. Each member of the Company Group is an express third-party beneficiary of this Agreement and may enforce the terms hereof as if such person were a party to this Agreement.
13.ADEA Release; Revocation Period. You acknowledge that You have entered into this Agreement freely and without coercion, that You have been advised by the Company to consult with counsel of Your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Agreement, including, but not limited to, the 21-day period required by the ADEA (the “Consideration Period”). You understand that You may execute this Agreement fewer than 21 days from its receipt from the Company but agree that such execution will represent Your knowing waiver of such Consideration Period. You further acknowledge that within the 7-day period following Your execution of this Agreement (the “Revocation Period”), You will have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Your revocation hereof. In order to be effective, notice of Your revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period. Such revocation must be sent in writing to the Company by the following methods: (a) personal delivery; (b) registered or certified mail (postage prepaid, return receipt requested) or national overnight courier service to Beazer Homes USA, Inc., 2002 Summit Boulevard, 15th Floor, Atlanta, Georgia 30319; or (c) email transmission to laura.frazzetta@beazer.com.
If the terms set forth in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company. If the Company does not receive a signed original on or before the 22nd day after You receive this Agreement, then this offer is automatically revoked and You will not be entitled to the consideration set forth in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BEAZER HOMES USA, INC.	KEITH L. BELKNAP

Allan P. Merrill

[Signature Page to Separation, Waiver and Release Agreement]

EXHIBIT B
REAFFIRMATION
This Reaffirmation (this “Reaffirmation”) supplements the attached Separation, Waiver and Release Agreement, dated July 31, 2024 (the “Release Agreement”) previously entered into between Keith Belknap (for yourself, your family, beneficiaries and anyone acting for you) (“You”), and Beazer Homes USA, Inc. (the “Company”).
The Parties hereby reaffirm the validity and terms of the Release Agreement, which is incorporated by reference into this Reaffirmation and capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Release Agreement. The Parties reaffirm that each has complied with all the terms of the Release Agreement and that each will continue to do so. Each Party also reaffirms its agreement to all the terms of the Release Agreement.
You agree that You have been advised of and acknowledge the following: (i) You have carefully read and fully understand all provisions of this Reaffirmation; (ii) You are receiving valid consideration for this Reaffirmation that is in addition to anything of value to which You are already entitled; (iii) this Reaffirmation does not waive rights or claims that may arise after it is executed; (iv) by signing this Reaffirmation, You are waiving rights under the ADEA as amended by the OWBPA; (v) You have been advised and given the opportunity to consult with an attorney of Your choice before signing this Reaffirmation; (vii) You were provided twenty-one (21) days to consider this Reaffirmation before signing it; and (viii) You may revoke this Reaffirmation at any time up to seven (7) days after signing this Reaffirmation. The Reaffirmation shall not become effective until the revocation period has expired.
Such revocation must be sent in writing to the Company by the following methods: (a) personal delivery; (b) registered or certified mail (postage prepaid, return receipt requested) or national overnight courier service to Beazer Homes USA, Inc., 2002 Summit Boulevard, 15th Floor, Atlanta, Georgia 30319; or (c) email transmission to laura.frazzetta@beazer.com.
This Reaffirmation may not be signed prior to the Retirement Date.
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IN WITNESS WHEREOF, the Parties hereto have executed this Reaffirmation as of September 30, 2024.

BEAZER HOMES USA, INC.	KEITH L. BELKNAP

Allan P. Merrill
President and Chief Executive Officer

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